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                                                                     EXHIBIT 5.1

April 3, 1998


Golden State Bancorp Inc.
414 North Central Avenue
Glendale, CA 91203

Re:  Common Stock $1.00 Par Value

Dear Ladies and Gentlemen:

     I am the Secretary of, and have acted as corporate counsel to, Golden State Bancorp Inc. (the "Company") in connection with the proposed issuance of shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), pursuant to the exercise of transferrable options issued by the Company to participants in the Golden State Bancorp Inc. Amended and Restated Stock Option and Long-Term Performance Incentive Plan (the "Plan") and transferred by those participants. I have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement for the Common Stock. In this connection, I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

     Based on the foregoing, it is my opinion that the Common Stock to be issued is duly authorized for issuance and, upon issuance pursuant to the exercise of options granted under the Plan by the transferees thereof, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Shares" in the Registration Statement.

     I am admitted to practice law in the State of California and I express no opinions as to matters under or involving any laws other than the laws of the State of California, the federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

                                  Very truly yours,



                                  /s/ James R. Eller, Jr.
                                  -----------------------
                                  James R. Eller, Jr.
                                  Corporate Counsel